EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES SECOND QUARTER 2012 RESULTS

Oklahoma City, Oklahoma (August 6, 2012) – Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced second quarter 2012 consolidated results. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2012 were $7.8 million, with net income of $3.6 million. This compares to EBITDA and net income of $6.3 million and $0.6 million, respectively, during the prior year period. Distributable cash flow for the quarter ended June 30, 2012 was $7.4 million, or $0.4694 per unit (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Consolidated results reported below are for the full three and six month periods ended June 30, 2012. The Partnership closed its initial public offering on June 20, 2011. Consolidated results reported in this release for the periods prior to the closing date of the initial public offering include the results of the Partnership’s predecessor entity. The Partnership’s predecessor entity consisted of Compressco, Inc. and its subsidiaries and certain assets, liabilities and operations of certain other subsidiaries of TETRA Technologies, Inc. conducting business in Latin America.

Consolidated revenues for the quarter ended June 30, 2012 were $24.9 million versus $22.3 million in the second quarter of 2011. Income before tax for the quarter ended June 30, 2012 was $4.6 million versus $0.7 million in the second quarter of 2011. Income before tax for the quarter ended June 30, 2011 includes approximately $2.4 million of net interest expense, compared to $10,000 of net interest income in the quarter ended June 30, 2012.

Revenues for the second quarter of 2012 reflect increased compression and other services revenue partially offset by decreased revenue from sales of compressors and parts. Although the Partnership expects to sell compressor units in its normal course of business, a large portion of the compressor unit sales during the second quarter of 2011 were for customized packages sold to specific customers pursuant to large purchase programs.

The Partnership utilized an average of 2,925 compressor units to provide services during the three months ended June 30, 2012, an increase of 5% over the average of 2,783 compressor units utilized during the three months ended June 30, 2011. Cost of compression and other services as a percentage of service revenue decreased during the second quarter of 2012 compared to the prior year period. Compressco Partners’ administrative expenses as a percentage of service revenue for the current period were 1.7% lower than in the second quarter of 2011. At June 30, 2012, Compressco Partners had cash on hand of $7.4 million.

Unaudited financial data for the three and six month periods ended June 30, 2012 compared to the prior year’s periods is available in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “We are pleased with the Partnership’s performance during the quarter. We are seeing the benefits of our capital investment growth strategy in international markets, particularly Latin America, and in the unconventional liquids plays in the U.S. We feel strongly about our ongoing international growth projects and expect good returns from them in the coming quarters. We will continue to evaluate opportunities for growth that present themselves, but expect that our capital expenditure requirements will be less in the second half of the year than the first. Lastly, our ongoing cost reduction efforts are helping to maintain profitability in this low natural gas price environment.”

Compressco Partners will host a conference call to discuss second quarter 2012 results today, August 6, 2012, at 10:30 am Eastern Time. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through the Compressco Partners website at www.compressco.com.

On July 20, 2012, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the second quarter of 2012 of $0.3875 per outstanding unit, payable on August 15, 2012 to unitholders of record as of the close of business on August 1, 2012. This distribution equates to a distribution of $1.55 per outstanding unit on an annualized basis.

Compressco Partners is a provider of compression-based production enhancement services, including both conventional wellhead compression services and unconventional compression services such as vapor recovery and back-side pumping, and in certain markets, well monitoring and sand separation services. Headquartered in Oklahoma City, Oklahoma, Compressco Partners supplies these services to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States. Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2012, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners’ beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in Compressco Partners’ Annual Report on Form 10-K for the year ended December 31, 2011, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The following financial data for the three and six month periods ended June 30, 2012, includes results of Compressco Partners. The financial data for the three and six month periods ended June 30, 2011 includes results of Compressco Partners’ predecessor.

Financial Data (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In Thousands)
Revenues
Compression and other services	$23,891	$19,813	$45,260	$39,207
Sales of compressors and parts	1,058	2,513	2,220	5,003
Total revenues	24,949	22,326	47,480	44,210

Cost of revenues (excluding depreciation and
amortization expense)
Cost of compression and other services	12,045	10,494	23,236	20,771
Cost of compressors and parts sales	620	1,716	1,228	3,525
Total cost of revenues	12,665	12,210	24,464	24,296

Selling, general and administrative expense	4,079	3,725	8,668	7,024
Depreciation and amortization	3,256	3,191	6,345	6,370
Interest (income) expense, net	(10)	2,388	(22)	5,111
Other expense, net	381	127	191	216
Income before tax provision	4,578	685	7,834	1,193
Provision for income taxes	976	132	1,465	350
Net income	$3,602	$553	$6,369	$843

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA, distributable cash flow and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership’s management to: assess the Partnership’s ability to generate available cash sufficient to make distributions to the Partnership’s unitholders and general partner; evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis; measure operating performance and return on capital as compared to those of other companies in the production enhancement business; and, determine the Partnership’s ability to incur and service debt and fund capital expenditures. The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership’s management as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of its general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense and maintenance capital expenditures, plus the non-cash cost of compressors sold and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable on all outstanding common and subordinated units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners.

Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision making process.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership’s partnership agreement.

The following table reconciles net income to EBITDA for the three and six month periods ended June 30, 2012 and June 30, 2011:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In Thousands)
Net income	$3,602	$553	$6,369	$843
Provision for income taxes	976	132	1,465	350
Depreciation and amortization	3,256	3,191	6,345	6,370
Interest (income) expense, net	(10)	2,388	(22)	5,111
EBITDA	$7,824	$6,264	$14,157	$12,674

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and six month periods ended June 30, 2012:

	Three Months Ended		Six Months Ended
	June 30, 2012		June 30, 2012
	(In Thousands)
Net income	$3,602		$6,369
Provision for income taxes	976		1,465
Depreciation and amortization	3,256		6,345
Interest (income) expense	(10)		(22)
EBITDA	7,824		14,157
Less:
Current income tax expense	(667)		(1,189)
Maintenance capital expenditures	(100)		(241)
Plus:
Non-cash cost of compressors sold	-		11
Equity compensation	377		649
Interest income (expense)	10		22
Distributable cash flow	$7,444		$13,409

Cash distribution attributable to period	$6,145		$12,280

Distribution coverage ratio	1.21	x	1.09	x

Contact:

Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com